FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, January 27, 2005	Mark W. Sheahan (612) 623-6656

GRACO REPORTS RECORD 2004 RESULTS
NET SALES INCREASE 13 PERCENT
DILUTED EARNINGS PER SHARE INCREASE 26 PERCENT

MINNEAPOLIS, MN (January 27, 2005) — Graco Inc. (NYSE: GGG) today announced record 2004 net earnings of $108.7 million on sales of $605.0 million. Diluted net earnings per share were $1.55 versus $1.23 last year, a 26 percent increase. In the fourth quarter of 2004, net sales of $160.8 million were 19 percent higher than last year. Diluted net earnings per share were $0.39 versus $0.30 last year, a 30 percent increase. Both fourth quarter and year-end results include an additional week when compared to last year.

Twelve-month sales in the Contractor Equipment Division were $278.7 million versus $256.4 million last year, a 9 percent increase. This increase was driven by growth in the professional paint channel in the Americas and higher international sales. In the Industrial/Automotive Equipment Division, 2004 sales were $274.6 million versus $231.7 million last year, an 18 percent increase. Revenue growth was experienced in all of the major product categories and geographies. Lubrication Equipment Division sales were $51.7 million versus $46.9 million, a 10 percent increase. Higher product sales in the Americas was the primary driver for the double-digit revenue increase in Lubrication this year.

Twelve-month sales in the Americas were $401.0 million versus $367.8 million last year, a 9 percent increase. In Europe, sales were $124.6 million versus $101.5 million last year, a 23 percent increase. Sales in Europe were 13 percent higher than last year when measured at constant exchange rates. Asia Pacific sales for the year were $79.5 million versus $65.8 million last year, a 21 percent increase. Sales in Asia Pacific were 18 percent higher than last year when measured at constant exchange rates.

Fourth quarter Contractor Equipment sales were $69.5 million versus $59.4 million last year, a 17 percent increase. Higher sales in the professional paint channel in the Americas was the primary driver of this increase. Industrial/ Automotive Equipment sales were $77.5 million versus $64.4 million last year, a 20 percent increase. Across-the-board double-digit growth was experienced in all three regions this quarter. Lubrication Equipment sales in the fourth quarter were $13.8 million versus $11.5 million last year, a 19 percent increase. Strong sales in the Americas led to the higher Lubrication results.

Fourth quarter sales in the Americas were $103.3 million versus $89.5 million last year, a 15 percent increase. In Europe, fourth quarter sales were $34.0 million versus $26.4 million last year, a 29 percent increase. Sales in Europe were 19 percent higher than last year when measured at constant exchange rates. Asia Pacific sales for the fourth quarter were $23.5 million versus $19.4 million last year, a 21 percent increase. Sales in Asia Pacific were 18 percent higher than last year when measured at constant exchange rates.

In the fourth quarter the gross profit margin was 54.6 percent versus 53.6 percent last year. For the year, Graco’s gross profit margin was 54.3 percent versus 52.9 percent last year. The higher gross margins in both periods were due to several factors, including product and manufacturing cost improvements, favorable exchange rates and improved fixed cost absorption from higher production volumes. These factors helped to offset higher prices for commodities such as steel. In the fourth quarter, the operating profit margin was 24.8 percent versus 23.2 percent for the same period last year. For the year, operating profit margin, expressed as a percentage of sales, was 26.7 percent versus 24.1 percent last year. For both periods, the improved operating profit margins were due to increased gross margins, which more than offset higher operating expenses.

Fourth quarter operating expenses included approximately $1 million for educational and promotional tools associated with converting to Home Depot’s new In Store Service Initiative (ISSI). Under the ISSI program, Home Depot will utilize third party organizations to assist with training associates and stocking products throughout their stores. Operating expenses also include approximately $2 million of additional performance incentives resulting from higher sales, and other decisions made in the fourth quarter. Finally, fourth quarter operating expenses include a $1 million contribution to the Company’s charitable foundation and the additional expenses associated with the extra week this year.

When compared to 2003 results, the weaker U.S. dollar versus foreign currencies helped to increase fourth quarter and twelve-month net sales and net earnings. Favorable translation rates increased net sales by approximately $14 million for the year and $3.5 million for the fourth quarter. Favorable translation rates also increased net earnings by approximately $6.5 million for the year and $1.5 million for the fourth quarter.

“I am proud of our accomplishments this year,” said President and Chief Executive Officer David A. Roberts. “Graco has now posted eleven consecutive quarters of consolidated sales growth and six consecutive quarters where all three of its divisions reported higher sales when compared to the same periods in the prior year. We are especially pleased to leverage these improved sales into even higher net earnings and earnings per share. While our visibility is limited due to the short cycle nature of our business, the current sales tempo and backlog levels are encouraging. We continue to see healthy demand for our products and anticipate a strong start to the year. Given this early momentum and our planned initiatives in the areas of new product development, expanding distribution, entering new markets and making strategic acquisitions, I am cautiously optimistic that 2005 will be another record year for Graco.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Exhibit 99 to the Company’s Annual Report on Form 10-K for fiscal year 2003 for a more comprehensive discussion of these and other risk factors.

Investors should realize that factors other than those identified above and in Exhibit 99 might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

A conference call for analysts and institutional investors will be held Friday, January 28, 2005, at 11:00 a.m. ET to discuss Graco’s fourth quarter and year end results. Graco management will host the call.

A real-time, listen-only Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 1:00 p.m. ET on January 28, 2005, by dialing 800.405.2236, passcode 11021236, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3000, with the same passcode. The replay by telephone will be available through January 31, 2005.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Earnings

	Fourth Quarter (14/13 weeks) Ended		Twelve Months (53/52 weeks) Ended
(In thousands, except per share amounts)	Dec. 31, 2004	Dec. 26, 2004	Dec. 31, 2003	Dec. 26, 2003
Net Sales	$160,819	$135,286	$605,032	$535,098
Cost of products sold	73,075	62,822	276,622	252,296
Gross Profit	87,744	72,464	328,410	282,802
Product development	5,985	4,822	21,783	18,087
Selling, marketing and distribution	30,396	27,447	104,372	99,426
General and administrative	11,516	8,776	40,724	36,456
Operating Earnings	39,847	31,419	161,531	128,833
Interest expense	114	97	498	483
Other expense (income), net	(25)	77	252	437
Earnings before Income Taxes	39,758	31,245	160,781	127,913
Income taxes	12,200	9,900	52,100	41,200
Net Earnings	$27,558	$21,345	$108,681	$86,713

Net Earnings per Common Share
Basic	$0.40	$0.31	$1.57	$1.25
Diluted	$0.39	$0.30	$1.55	$1.23
Weighted Average Number of Shares
Basic	69,068	69,014	69,142	69,284
Diluted	70,238	70,194	70,251	70,416

All share and per share data reflects the three-for-two stock split on March 30, 2004

GRACO INC. AND SUBSIDIARIES
Segment Information

	Fourth Quarter (14/13 weeks) Ended		Twelve Months (53/52 weeks) Ended
(In thousands)	Dec. 31, 2004	Dec. 26, 2003	Dec. 31, 2004	Dec. 26, 2003
Net Sales
Industrial / Automotive	$77,547	$64,365	$274,574	$231,743
Contractor	69,508	59,381	278,713	256,441
Lubrication	13,764	11,540	51,745	46,914
Consolidated	$160,819	$135,286	$605,032	$535,098
Operating Earnings
Industrial / Automotive	$24,291	$19,678	$88,271	$65,931
Contractor	14,231	11,247	68,381	59,433
Lubrication	2,711	2,719	11,807	9,855
Unallocated Corporate Expense	(1,386)	(2,225)	(6,928)	(6,386)
Consolidated	$39,847	$31,419	$161,531	$128,833

GRACO INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(In thousands)	Dec. 31, 2004	Dec. 26, 2003
ASSETS

Current Assets
Cash and cash equivalents	$60,554	$112,118
Accounts receivable, less allowances of
$5,600 and $5,700	109,080	98,853
Inventories	40,219	29,018
Deferred income taxes	15,631	14,909
Other current assets	1,742	1,208
Total current assets	227,226	256,106

Property, Plant and Equipment
Cost	231,819	221,233
Accumulated depreciation	(137,309)	(126,916)
	94,510	94,317

Prepaid Pension	27,556	25,444
Goodwill	9,199	9,199
Other Intangible Assets, net	8,959	10,622
Other Assets	4,264	1,702
	$371,714	$397,390

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Notes payable to banks	$6,021	$4,189
Trade accounts payable	18,599	15,752
Salaries, wages and commissions	19,804	16,384
Dividends payable	8,990	110,304
Other current liabilities	43,359	41,318
Total current liabilities	96,773	187,947

Retirement Benefits and Deferred Compensation	33,092	30,567

Deferred Income Taxes	11,012	9,066

Shareholders' Equity
Common stock	68,979	46,040
Additional paid-in capital	100,180	81,405
Retained earnings	62,773	43,295
Other, net	(1,095)	(930)
Total shareholders' equity	230,837	169,810
	$371,714	$397,390

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(In thousands)	Twelve Months (53/52 Weeks) Ended
	Dec. 31, 2004	Dec. 26, 2003
Cash Flows from Operating Activities

Net Earnings	$108,681	$86,713
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	17,808	18,747
Deferred income taxes	1,403	4,721
Tax benefit related to stock options exercised	6,782	3,673
Change in:
Accounts receivable	(7,290)	563
Inventories	(11,031)	4,694
Trade accounts payable	2,790	1,231
Salaries, wages and commissions	3,020	1,402
Retirement benefits and deferred compensation	(1,067)	(17,394)
Other accrued liabilities	1,539	4,808
Other	273	649
Net Cash from Operating Activities	122,908	109,807

Cash Flows from Investing Activities

Property, plant and equipment additions	(16,893)	(15,515)
Proceeds from sale of property, plant and equipment	175	257
Capitalized software additions	(2,446)	--
Acquisition of business	--	(13,514)
	(19,164)	(28,772)

Cash Flows from Financing Activities

Borrowings on notes payable and lines of credit	25,399	14,675
Payments on notes payable and lines of credit	(23,647)	(24,283)
Common stock issued	15,117	10,514
Common stock retired	(40,792)	(55,496)
Cash dividends paid	(129,910)	(15,253)
	(153,833)	(69,843)
Effect of exchange rate changes on cash	(1,475)	(2,407)
Net increase (decrease) in cash and cash equivalents	(51,564)	8,785

Cash and cash equivalents

Beginning of year	112,118	103,333
End of year	$60,554	$112,118

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